EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 14, 2018, relating to the consolidated financial statements and financial statement schedule of Cleveland-Cliffs Inc. and subsidiaries, and the effectiveness of Cleveland-Cliffs Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cleveland-Cliffs Inc. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Cleveland, Ohio
February 14, 2018